Exhibit 99.1


       AMIS Holdings, Inc. Updates Second Quarter 2007 Guidance

    SAN FRANCISCO--(BUSINESS WIRE)--June 14, 2007--AMIS Holdings, Inc. (NASDAQ:AMIS), parent company of AMI Semiconductor, a designer and manufacturer of state-of-the-art mixed-signal products and digital products for the automotive, medical, industrial, and military/aerospace markets, today updated its second quarter 2007 guidance.

    "Business during the second quarter has progressed mostly as we expected since our last update in April," stated Christine King, chief executive officer, speaking today at AMI Semiconductor's Fourth Annual Analyst Day in San Francisco. "Bookings during the quarter were slightly weaker than anticipated, primarily impacting the automotive and medical markets. Progress on our operational improvement initiatives continues, however the benefit from these improvements is being offset by an unfavorable product mix. Our updated second quarter 2007 guidance is as follows:

    --  Revenue is now expected to be up 2 to 4 percent sequentially,

    -- Gross margin is still expected to be roughly flat sequentially,

    -- GAAP diluted earnings per share is still expected to be in the range of $0.07 to $0.10 per diluted share. Excluding amortization of acquisition related intangibles, restructuring and impairment charges and stock compensation expense, non-GAAP diluted earnings per share is still expected to be in the range of $0.16 to $0.18,

    -- We continue to expect full year capital expenditures to be approximately nine percent of annual revenues."

    This information as well as additional information from the analyst day meeting in San Francisco, including a web simulcast and replay available until June 21, 2007, is available on the AMIS
Investor Relations website at http://www.amis.com/investor_relations.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art mixed-signal and digital products, AMIS is committed to providing customers in the automotive, medical, industrial, mil/aero, and communication markets with the optimal value, quickest time-to-market semiconductor solutions. AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the North America, Europe and the Asia Pacific region. For more information, please visit the AMIS Web site at www.amis.com.

    CONTACT: AMI Semiconductor
             Wade Olsen, 208-234-6045 (Investor Relations) wade_olsen@amis.com
             Tamera Drake, 208-234-6890 (Media Relations) tamera_drake@amis.com